EXHIBIT 99.1

The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9758

Contact: Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

The Brink’s Company to Sell BAX Global for $1.1 Billion

Proceeds Expected to Be Used to Fund VEBA and Significant Stock Repurchase,
and to Support Future Growth

RICHMOND, Va. (November 16, 2005) The Brink's Company (NYSE:BCO) announced today the signing of a definitive agreement to sell its BAX Global operating unit for approximately $1.1 billion in cash to Deutsche Bahn AG. Net proceeds after taxes and expenses related to the transaction are expected to be approximately $0.9 billion. Closing of the transaction is subject to customary conditions and regulatory approvals, including reviews under the Hart Scott Rodino Act and the European Union’s laws and regulations as well as the approval of the German Ministry for Transport. The transaction is expected to be completed around year-end.

Michael Dan, Chairman, President and Chief Executive Officer of The Brink’s Company, remarked, “The sale of BAX Global represents an exciting opportunity for the BAX team to join with an industry leader that is committed to being a major long-term player in the field of freight transportation and logistics. The combination of people, industry expertise, geographical strength and customer-service focus should benefit BAX Global employees and customers worldwide. I want to thank the people of BAX Global once again for their hard work and dedication, which has contributed to building their business into the leadership position achieved to date.”

Mr. Dan added, “This sale will mark an important financial and strategic milestone for The Brink’s Company. Going forward, our company will be focused entirely on security-related services. We expect to use at least $200 million of the net proceeds from the sale to provide funding for the VEBA, the financing vehicle for the Company’s legacy retiree medical costs. Additionally, we will have significant funds to reduce debt levels and to support the future growth of The Brink’s Company. We also anticipate using from $400 million to $600 million for a significant return of capital to shareholders through share repurchases.”

Morgan Stanley acted as financial advisor to The Brink’s Company in connection with the transaction, and it and JPMorgan rendered fairness opinions to The Brink’s Company’s Board of Directors. Cravath, Swaine & Moore LLP acted as legal advisor to the Company.

About BAX Global Inc.
BAX Global Inc., with worldwide headquarters in Irvine, Calif., is a $2.4 billion supply chain management and transportation solutions company offering multi-modal logistics management for business-to-business shippers through a global network of nearly 500 offices in 133 countries. BAX specialises in managing the movement of heavyweight packages and cargo of all shapes and sizes. It offers specialty services for the aerospace, automotive, hi-tech, retail, and health care industries. Matched with innovative e-commerce solutions and superior customer service, BAX ensures single-source and dependable international trade solutions to and from any point on the globe. A complete listing of BAX services is available on the Web at www.baxglobal.com.

About The Brink’s Company
The Brink’s Company (NYSE: BCO) is a global leader in business and security services. The Company’s three businesses are Brink’s, Incorporated, the world’s premier provider of secure transportation and cash management services; Brink’s Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in freight transportation and global supply chain management solutions. For more information, please visit The Brink’s Company website at www.brinkscompany.com, or call toll free 877-275-7488.

Conference Call
The Brink’s Company will host a conference call today, November 16, 2005 at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing 800-257-2101 within North America or 303-262-2075 from outside North America, or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through November 25, 2005, by calling 888-203-1112 within North America or 719-457-0820 outside North America. The conference ID for the replay is 8194150. A webcast replay will also be available at www.brinkscompany.com.

This release contains both historical and forward-looking information. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information. Forward-looking information in the document includes, but is not limited to, statements regarding the consummation of the transaction and the proceeds expected there from, the focus of The Brink’s Company in the future and the anticipated uses of proceeds. The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of The Brink’s Company and its subsidiaries. These risks, uncertainties and contingencies include, but are not limited to, the satisfaction of closing conditions contained in the definitive agreement, including, without limitation, the receipt of regulatory approvals, strategic initiatives at The Brink’s Company, acquisition opportunities, the tax impact of various decisions regarding use of proceeds, the demand for capital, market conditions, inflation, decisions regarding appropriate levels of debt, the demand for the services of the businesses of the Brink’s Company, the cash, debt and tax position of The Brink’s Company, overall economic, political and business conditions, new government regulations and legislative initiatives. The information contained in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.